EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Kathleen M. Miller, Chief Financial Officer	York, PA 17401
and Treasurer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

The York Water Company Announces Proposed
Offering of Common Stock

York, Pennsylvania, October 11, 2006: The York Water Company (NASDAQ Global Select Market: YORW) (the "Company") announced today that it has filed a registration statement with the Securities and Exchange Commission relating to its proposed offering of 600,000 shares of common stock. The Company has also granted the underwriter a 30-day over-allotment option to purchase up to an additional 90,000 shares.

The proceeds of the offering will be used to repay a portion of the Company’s outstanding short-term indebtedness, which was primarily incurred to fund 2005 and 2006 capital expenditures.

Janney Montgomery Scott LLC is the sole managing underwriter for the offering. The offering will be made only by means of a prospectus. A copy of the preliminary prospectus related to the offering can be obtained when available by contacting Janney Montgomery Scott LLC, 60 State Street, 35th Floor, Boston, MA 02109, Attention: Equity Syndicate Department, Tel: (800) 477-9251 or prospectus@jmsonline.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement is not an offer to sell or the solicitation of an offer to buy, and these securities will not be sold in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The York Water Company is the oldest investor-owned water utility in the United States and has operated continuously since 1816. The Company impounds, purifies and distributes water to approximately 56,000 customers entirely within its franchised territory located in York County, Pennsylvania and Adams County, Pennsylvania.

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